To: File

From: Heather Rodriguez

Date: June 11, 2004

Subject: Item 77(i): Form N-SAR for Fidelity Advisor Series II

Pursuant to a Board approved vote on November 12, 2003, Fidelity Advisor Series II commenced Class A, Class T, Class B, Class C, and Institutional Class shares of Fidelity Advisor Value Fund.

Class A, Class T, Class B, Class C, and Institutional Class shares of Fidelity Advisor Value Fund commenced on December 23, 2003.